Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

Psyence Biomedical Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to be Paid	Equity	Common Shares	457(c)	10,882,355(2)	$1.65 (2)(3)	$17,955,886	0.00015310	$2,750	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
					Total Offering Amounts	$17,955,886		$2,750
					Total Fees Previously Paid
					Total Fee Offsets			—
					Net Fee Due			$2,750

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Represents up to an aggregate of 10,882,355 common shares, no par value (the “Common Shares”) of Psyence Biomedical Ltd., a corporation organized under the laws of Ontario, Canada (the “Company”), consisting of (i) 182,323 Common Shares issued to the Harraden Funds pursuant to the Termination Agreement, (ii) 337,750 Common Shares issued to PGI pursuant to the Company’s make-whole obligations under the PGI Swap Agreements, (iii) 257,021 Common Shares issued to PGI pursuant to the Company’s make-whole obligations under the Psylabs Purchase Agreement, (iv) 43,080 Common Shares issued to the Sponsor pursuant to the Company’s debt settlement obligations under the Sponsor Swap Agreement, (v) 62,181 Common Shares issued pursuant to the Company’s make-whole obligations under the Sponsor Swap Agreements, and (vi) an aggregate of up to 10,000,000 Common Shares issuable by the Company to White Lion pursuant to the White Lion Purchase Agreement.All capitalized terms used but not otherwise defined shall have the meaning given to such term in the Registration Statement associated with this Exhibit.

(3)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock on the Nasdaq Capital Market on December 18, 2024, in accordance with Rule 457(c) of the Securities Act.

(4)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00015310.